Exhibit 1.1

AMENDMENT NO. 2 TO LOAN AGREEMENT (PF) AND AMENDMENT NO. 1 TO INTERCREDITOR AGREEMENT

THIS AMENDMENT NO. 2 TO LOAN AGREEMENT (PF) AND AMENDMENT NO. 1 TO INTERCREDITOR AGREEMENT (this “Second Amendment”), dated as of May 28, 2014, is by and among (i) HASI CF I Borrower LLC, a Delaware limited liability company (“Borrower HASI”) and HAT CF I Borrower LLC, a Delaware limited liability company (“Borrower HAT”, and together with Borrower HASI, the “Borrowers”), (ii) Bank of America, N.A., in its capacity as lender under the Loan Agreement (in such capacity, the “Lender”), (iii) Bank of America, N.A., in its capacity as administrative agent under the Loan Agreement (in such capacity, the “Administrative Agent”) and (iv) for purposes of Section 4 only, Bank of America, N.A., in its capacity as administrative agent under the Other Loan Agreement (in such capacity, the “Other Administrative Agent”).

WHEREAS, the Borrowers, the Lender, and the Administrative Agent are parties to a Loan Agreement (PF) dated as of July 19, 2013 (the “Loan Agreement”);

WHEREAS, the Administrative Agent and the Other Administrative Agent, together with the Grantors, the G&I Collateral Agent and the PF Collateral Agent (as such parties are defined in the Intercreditor Agreement), are parties to an Intercreditor Agreement dated as of July 19, 2013 (the “Intercreditor Agreement”);

WHEREAS, (a) the Borrowers, the Lender, and the Administrative Agent have agreed to amend certain provisions of the Loan Agreement as more specifically set forth herein and (b) the Administrative Agent and the Other Administrative Agent have agreed to amend certain provisions of the Intercreditor Agreement as more specifically set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. Definitions.

Capitalized terms used in this Second Amendment but not defined herein shall have the meanings ascribed thereto in the Loan Agreement.

SECTION 2. Required Lender.

The Lender holds 100% of the Outstanding Amount and the aggregate unused Commitments under the Loan Agreement and thus constitutes the Required Lender for purposes of the Loan Agreement and this Second Amendment.

SECTION 3. Loan Agreement Amendment.

In accordance with Section 15.1.1 of the Loan Agreement and subject to the terms set forth herein, as of the date hereof, the Required Lender, the Administrative Agent and each Borrower hereby agree to amend the Loan Agreement as follows:

i.	The cover page to the Loan Agreement is amended by deletion of “$150,000,000 Senior Secured Credit Facility” in its entirety and replacement with the following:

“$250,000,000 Senior Secured Credit Facility”

ii.	Section 1.1 to the Loan Agreement is amended as follows:

a.	by deletion of the definition of “Maximum Loan Amount” in its entirety and replacement with the following:

““Maximum Loan Amount” means $250,000,000.”

b.	by insertion of the following definition in the appropriate alphabetical order:

““Concentration Cap Trigger Event” means, as of any date, that one or more of the following events have occurred: (1) with respect to any Approved Financing that is within the Borrowing Base, the maximum percentage of the NPV of revenues set forth in either paragraph (F)(2)(c)(i) or (F)(2)(c)(ii) of Appendix 2 for any such financing has been exceeded, or (2) with respect to all Approved Financings included within the Borrowing Base, the maximum percentage of the NPV of revenues set forth in either paragraph (F)(2)(d)(i) or (F)(2)(d)(ii) of Appendix 2 for all such financings has been exceeded.”

c.	by deletion of the definition of “Deteriorating Credit Condition” in its entirety and replacement with the following:

““Deteriorating Credit Condition” means with respect to any Approved Financing (including the Underlying Financing), (i) any default under or a termination of any Material Underlying Financing Document set forth in the applicable Underlying Financing Specification that is not cured within the applicable cure period set forth in such Material Underlying Financing Document, (ii) any failure by the Underlying Borrower to maintain the Minimum Required Debt Service Coverage Ratio, (iii) any failure to have provided and maintained all applicable required reserves under any Underlying Financing Document for two (2) consecutive fiscal quarters, (iv) a force majeure event has been asserted under any Underlying Financing Document, and such event continues for more than thirty (30) days, (v) any downgrade since the date on which the applicable Approved Financing was initially financed or became Eligible Collateral hereunder of the credit rating of the off-taker, if rated, purchasing the energy generated by the Underlying Project, by two or more notches (whether as a result of a single downgrade or multiple downgrades) by Moody’s or S&P, (vi) any downgrade from the initial rating of the Underlying Financing, if rated, by two or more notches (whether as a result of a single downgrade or multiple downgrades) by Moody’s or S&P, (vii) a Concentration Cap Trigger Event has occurred and is continuing, or (viii) any Underlying Material Adverse Effect.”

iii.	Appendix 2 to the Loan Agreement is amended by deletion in its entirety and replacement with Exhibit I hereto.

iv.	Schedule 1.1.1 to the Loan Agreement is amended by deletion of “150,000,000” in its entirety and replacement with “250,000,000”.

v.	Section 2.6 of the Loan Agreement is amended by deletion of “$300,000,000” in its entirety and replacement with “$500,000,000”.

vi.	Section 9.1.2 of the Loan Agreement is amended by deleting clause (a) in its entirety and replacement with the following:

“(a) describe (i) for each Approved Financing the name of each Underlying Borrower, and the Underlying Financing; (ii) the activity on each Approved Financing since the date of the last Borrowing Base Certificate delivered to Administrative Agent, including the beginning balance of each Underlying Financing, cash flows (including payments, accrued interest and other adjustments) of each Underlying Borrower and the ending balance of each Underlying Financing; (iii) the anticipated cash flows from each Approved Financing for the current period; (iv) the Applicable Valuation Percentage of each Approved Financing; (v) the proposed principal balance of each proposed Intercompany Note together with the principal balance of all previously issued Intercompany Notes; (vi) with respect to each Delayed Draw Financing, the Delayed Draw Commitment Amount and the Unfunded Financing Commitment Amount, in each case, for such Delayed Draw Financing; (vii) the then Borrowing Base, Aggregate Usage and Availability calculations for the Loans both before and after giving effect to any requested Advance; (viii) for each Approved Financing, identify the category and concentration level for each Off-Taker (as defined in Appendix 2), in each case, by reference to paragraph F of Appendix 2 and (ix) the aggregate principal amount, if any, required to be pre-paid by the Borrowers to the Lenders based on any such calculation as well as, in the case of the Payment Date Borrowing Base Certificate, the amount of excess cash, if any, in the Revenue Account (as defined in the Depositary Agreement) that would be available for transfer to the Distribution Account (as defined in the Depositary Agreement) as of the date of such certificate;”

vii.	Section 9.1.3 of the Loan Agreement is amended by deleting clause (b) in its entirety and replacement with the following:

“(b) Each Borrower and Administrative Agent will negotiate in good faith to adjust the Applicable Valuation Percentage of each Watched Loan (or if Watched Loan status is triggered as a result of an event described in clause (2) of the definition of “Concentration Cap Trigger Event”, to adjust the Applicable Valuation Percentage of one or more Approved Financings so that after any such adjustment such Concentration Cap Trigger Event is no longer continuing), and any such adjustment shall be applied to the Borrowing Base, except as set forth in the immediately succeeding sentence, effective as of the next succeeding Payment Date Borrowing Base Certificate or, if sooner, a Borrowing Base Certificate delivered pursuant to Section 9.1.1(c). Any Approved Financing that becomes a Zero Value Approved Financing shall immediately have its Applicable Valuation Percentage reduced to 0% and the Borrowers shall deliver a revised Borrowing Base Certificate reflecting the adjusted valuation of the Eligible Collateral resulting from such reduction in accordance with Section 9.1.1(b).”

viii.	Section 9.1.5 of the Loan Agreement is amended by deleting clauses (b)(ii) and (b)(iii) in their entirety and replacement with the following:

“(ii) simultaneously with the delivery of the Collateral Release Request, Borrowers shall certify in writing that such Collateral Release will not result in a Default, Event of Default or Concentration Cap Trigger Event; and

(iii) no Default, Event of Default or Concentration Cap Trigger Event shall have occurred and be continuing as of the date of the Collateral Release Request (unless the purpose of such Collateral Release is to cure any such Default or Event of Default) and as of the date of, and after giving effect to, the Collateral Release.”

SECTION 4. Intercreditor Agreement Amendment.

The parties hereto agree that the reference to $150 million in the first recital to the Intercreditor Agreement is hereby changed to $250 million.

SECTION 5. Second Amendment as Loan Document; Representations.

i. For the avoidance of doubt, the parties hereto agree that this Second Amendment shall be deemed to be a Loan Document under the Loan Agreement.

ii. Each Borrower represents and warrants, as to itself and each Related Borrower Party, to each Agent and the Lender, as of the date hereof, that the following statements are true and correct:

a. The execution, delivery and performance by such Borrower of this Second Amendment, and the consummation of the transactions contemplated hereby do not and will not (i) violate in any material respect (A) any provision of any Applicable Law with respect to such Related Borrower Party, (B) any of the Organizational Documents of any Related Borrower Party, or (C) any order, judgment or decree of any court or other agency of government binding on any Related Borrower Party; (ii) conflict with, result in a breach of or constitute (immediately or upon the giving of notice) a default in any material respect under any Contractual Obligation of any Related Borrower Party; (iii) result in or require the creation or imposition of any material Lien upon any of the properties or assets of any Related Borrower Party (other than any Liens permitted by or created under any of the Loan Documents in favor of Collateral Agent, on behalf of the Secured Parties); or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Related Borrower Party;

b. Such Borrower is duly authorized to execute, deliver and perform its obligations under this Second Amendment. The execution, delivery and performance of this Second Amendment has been duly authorized by all necessary corporate, limited liability company or partnerships, as applicable, action on the part of such Borrower; and

c. This Second Amendment is a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

SECTION 6. Effect of Second Amendment.

The amendment set forth herein is limited as written, is effective only in the specific instance and for the specific purpose for which given, and shall not be deemed to be a waiver of or consent to, or modification of in any respect, any other term or condition in the Loan Agreement or any of the documents referred to herein or therein. The terms and provisions set forth in each Loan Document are hereby ratified and confirmed by each Borrower in all respects. Each Borrower acknowledges and agrees that the execution, delivery and performance of this Second Amendment by the Administrative Agent and of the Lender does not and shall not create (nor shall Borrowers or any Related Borrower Subsidiary rely upon the existence of or claim or assert that there exists) any obligation of the Lender and the Administrative Agent to consider or agree to any amendment of or waiver or consent with respect to any of the Loan Documents, or any other instrument or agreement to which the Administrative Agent or the Lender is a party (collectively an “Amendment or Consent”), and in the event that the Administrative Agent or the Lender subsequently agrees to consider any requested Amendment or Consent, neither the existence of this Second Amendment, nor any other conduct of the Administrative Agent or the Lender related hereto, shall be of any force or effect on the Administrative Agent’s or the Lender’s consideration or decision with respect to any such requested Amendment or Consent, and the Administrative Agent and the Lender shall not have any obligation whatsoever to consider or agree to any such Amendment or Consent.

SECTION 7. Governing Law.

This Second Amendment shall be governed by the laws of the State of New York.

SECTION 8. Severability.

Wherever possible, each provision of this Second Amendment shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Second Amendment shall remain in full force and effect.

SECTION 9. Counterparts; Electronic Signatures.

This Second Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of a signature page of this Second Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart thereof.

[Signatures Appear on Next Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed and delivered by their respective officers or representatives hereunto duly authorized as of the date first written above.

Borrowers

HASI CF I BORROWER LLC, as a Borrower

By:	/s/ Jeffrey W. Eckel
Jeffrey W. Eckel, President

HAT CF I BORROWER LLC, as a Borrower

By:	/s/ Jeffrey W. Eckel
Jeffrey W. Eckel, President

Signature Page to Amendment No. 2 to Loan Agreement (PF)

Lender

BANK OF AMERICA, N.A., as Lender

By:	/s/ Sheikh Omer-Farooq
Name:	Sheikh Omer-Farooq
Title:	Director

Signature Page to Amendment No. 2 to Loan Agreement (PF)

ACKNOWLEDGED AND AGREED:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Maria McClain
Name:	Maria McClain
Title:	Vice President, Agency Management

For purposes of Section 4 only:
BANK OF AMERICA, N.A., as Other Administrative Agent

By:	/s/ Maria McClain
Name:	Maria McClain
Title:	Vice President, Agency Management

Signature Page to Amendment No. 2 to Loan Agreement (PF)